Exhibit 4.2

THIS PROMISSORY NOTE AND HOLDER’S RIGHTS HEREUNDER ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE LOAN AND SECURITY AGREEMENT DATED APRIL 21, 1999, BY AND AMONG ALLION HEALTHCARE, INC., MAIL ORDER MEDS OF TEXAS, INC., MOMS PHARMACY, INC., MOMS PHARMACY, INC., MOMS PHARMACY, LLC, MEDICINE MADE EASY, NORTH AMERICAN HOME HEALTH SUPPLY, INC., SPECIALTY PHARMACIES, INC., AND GE HFS HOLDINGS, INC., AS AMENDED, A COPY OF WHICH IS ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION OR WILL BE PROVIDED BY MAKER TO HOLDER UPON HOLDER’S REQUEST.

PROMISSORY NOTE

$2,000,000.00	May 13, 2005

FOR VALUE RECEIVED, the undersigned ALLION HEALTHCARE, INC., a Delaware corporation (the “Maker” or the “Company”), promises to pay to CRESTVIEW CAPITAL MASTER, LLC (the “Holder”), the principal sum of TWO MILLION DOLLARS ($2,000,000.00), plus accrued interest from the date hereof at a rate equal to 10% per annum (the “Interest Rate”) on the unpaid principal amount outstanding hereunder from time to time, payable quarterly in arrears on the last day of each calendar quarter, commencing June 30, 2005. Payments of principal and interest shall be made in lawful money of the United States of America, to the address of record of the Holder as set forth herein, or at such place as the Holder may designate in writing. This Promissory Note (this “Note”) is issued in connection with that certain Note Purchase Agreement (as modified and amended from time to time, the “Purchase Agreement”), of even date herewith, by and among the Maker and the Holder.

The principal and interest on this Note shall be due and payable as follows:

(i)	The entire unpaid balance of the principal and accrued interest thereon shall be due and payable on the first anniversary of the date hereof (the “Maturity Date”);

(ii)	In the event that prior to the Maturity Date, the Maker engages in any underwritten public offering of any shares of the Maker’s capital stock resulting in aggregate proceeds to Maker in excess of $25 million (the “Offering”), the entire unpaid balance of the principal and accrued interest thereon shall be due and payable within three (3) days after the closing of the Offering.

The Maker may pre-pay this Note in whole or in part at any time, without premium or penalty, such pre-payment to be applied to the next payment of principal when due.

1. Default. In the case of the occurrence of one or more of the following events (each, a “Default”): (i) the Maker fails to make when due any payment of principal or interest hereunder and such default is not cured within five (5) business days; (ii) the Maker becomes insolvent or generally is unable to pay, or admits in writing its inability to pay, any of its debts as they become due; (iii) the Maker applies for a trustee, receiver or other custodian for it or substantially all of its property; (iv) a trustee, receiver or other custodian is appointed for the Maker for substantially all of the property of either of them; or (v) any bankruptcy, reorganization, debt arrangement, or other case or proceeding is commenced in respect of the Maker; then, upon the occurrence of any such event, all unpaid principal, accrued interest and other amounts owing hereunder shall automatically be immediately due, payable and collectible by Holder pursuant to applicable law.

2. Default Interest. Upon the occurrence and the continuance of a Default, any amount of principal not paid before the due date shall accrue interest at a rate per annum equal to the prime rate of interest announced by Citibank, N.A. from time to time plus four percent (4%) per annum.

3. Waiver. Maker hereby waives, to the fullest extent permitted by applicable law, notice, demands, notice of nonpayment, presentment, protest and notice of dishonor.

4. Enforcement. Upon the occurrence of a Default, the Holder may employ an attorney to enforce the Holder’s rights and remedies and the Maker hereby agrees to reimburse the Holder for its reasonable attorneys’ fees, plus all other reasonable expenses incurred by the Holder in exercising any of the Holder’s rights and remedies upon default. The rights and remedies of the Holder as provided in this Note shall be cumulative and may be pursued singly, successively or together. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

5. Subordination. This Note is subordinated to the prior rights of GE HFS Holdings LLC, to the extent set forth in that certain Subordination Agreement dated May     , 2005 between Holder and GE HFS Holdings LLC.

6. Miscellaneous. The following general provisions apply:

(a) This Note, and the obligations and rights of the parties hereunder, shall be binding upon and inure to the benefit of the Maker, the Holder and their respective heirs, personal representatives, successors and assigns.

(b) Changes in or amendments or additions to this Note may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), only upon written consent of the Maker and the Holder.

(c) All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by reliable overnight courier or by hand, to the Maker or to the Holder at their respective addresses set forth in the Purchase Agreement.

(d) All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(e) To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by Holder in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note or any Transaction Documents, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Holder with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Holder to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Holder’s election.

IN WITNESS WHEREOF, the Maker has caused this Note to be executed in its corporate name by a duly authorized officer, by order of its Board of Directors as of the day and year first above written.

ALLION HEALTHCARE, INC.

By:
Name:	Michael P. Moran
Title:	President and Chief Executive Officer